EXHIBIT 10.1(a)(ii)

EXECUTIVE EMPLOYMENT AGREEMENT

          THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), is entered into as of the ^ 16th day of March, 2005 by and between HERITAGEBANK OF THE SOUTH (the "Bank") and O. LEONARD DORMINEY, JR. ("Executive").

          WHEREAS, the Executive is presently serving as Chief Executive Officer of the Bank;

          WHEREAS, the Executive also serves as Chief Executive Officer and President of Heritage Mutual Holding Company, and its wholly owned subsidiary, Heritage Financial Group, Inc. (the "Heritage-related Entities);

          WHEREAS, the Bank, through its Board of Directors (the "Bank Board"), wishes to continue to employ Executive as its Chief Executive Officer;

          WHEREAS, the Heritage-related Entities also wish to continue to employ Executive as their President and Chief Executive Officer;

          WHEREAS, the Bank Board believes it to be in the best interest of the Bank to enter into this Agreement with the Executive in order to insure continuity of management of the Bank and the Heritage-related Entities and to reinforce and encourage the continued attention and dedication of the Executive to the Executive's assigned duties;

          WHEREAS, the Bank Board desires to provide fair and reasonable benefits to Executive for the services provided to the Bank on the terms and conditions set forth in this Agreement;

          WHEREAS, the Bank Board and the Bank desire reasonable protection of the confidential business and customer information of the Bank which has been developed over the years at substantial expense and to assure that the Executive will not compete with the Bank for a reasonable period of time after termination of employment with it, except as otherwise provided herein; and

          WHEREAS, this Agreement shall be deemed to replace and supersede any existing employment agreement between the Executive and the Bank.

          NOW THEREFORE, in consideration of these premises, as well as the mutual covenants and undertakings herein contained, the Bank and the Executive, each intending to be legally bound, do hereby covenant and agree as follows:

1.
Employment

          Upon the terms and subject to the conditions set forth in this Agreement, the Bank employs Executive as its Chief Executive Officer and Executive hereby accepts such employment.

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2.
Positions and Duties

          Executive agrees to serve as Chief Executive Officer of the Bank and to perform such duties in that office as may be reasonably assigned to Executive by the Bank Board. Executive shall also serve as President and Chief Executive Officer of the Heritage-related Entities and perform such duties in those offices as may likewise reasonably be assigned pursuant to the terms of separate agreements entered into simultaneously herewith. All duties performed for the Bank shall be performed in or from the offices of the Bank located at Albany, Georgia, and shall be of the same character as those generally associated with the position presently held by Executive. The Bank shall not, without the prior written consent of Executive, relocate or transfer Executive to a location other than within the boundaries of Dougherty County, Georgia. During the term of this Agreement, Executive agrees that Executive will serve the Bank and the Heritage-related Entities faithfully and to the best of his ability and that he will devote his full business time, attention and skills to their business; provided however, that the foregoing shall not be deemed to restrict Executive from devoting a reasonable amount of time and attention to the management of Executive's personal affairs and investments, or from serving as an officer and/or director of any community, civic, charitable, service or professional organization, so long as such activities do not interfere with the responsible performance of Executive's duties hereunder. The Executive shall serve as a director of the Bank and the Heritage-related Entities, consistent with the Bylaws governing the conduct of the business of said entities. In the event of a voluntary termination pursuant to Section 8(C) hereof, Executive shall, unless otherwise requested by the Bank Board, immediately resign as a director of the Bank and the Heritage-related Entities. In the event of termination of Executive under Sections 8(A) or 8(D) hereof, Executive's position as director of the Bank and the Heritage-related Entities shall be deemed to be terminated as of the Date of Termination, as hereinafter defined.

3.
Term

          The term of this Agreement shall be for a period of five (5) years, commencing on the date hereof (the "Effective Date") and subject to earlier termination as provided herein (the "Term"). Beginning on the first day after the Effective Date and on each day thereafter, the Term of this Agreement shall be renewed and extended for an additional period of five (5) years from that day, unless otherwise terminated as hereinafter set forth. Reference herein to the Term of this Agreement shall refer to the initial Term as renewed and extended on a daily basis.

4.
Compensation

          (A) Executive shall receive an annual salary of TWO HUNDRED FIFTY-THREE THOUSAND SEVEN HUNDRED EIGHTY-FOUR and NO/100 DOLLARS ($253,784.00) ("Base Compensation"), payable at regular intervals in accordance with the Bank's normal payroll practices now or hereafter in effect. The Heritage-related Entities shall reimburse the Bank for an agreed-upon portion of said Base Compensation based upon the proportion of Executive's time spent on business of the Heritage-related Entities. The Bank may consider and declare from time to time increases in the salary it pays Executive and thereby increase the Base Compensation; provided however, that the Base Compensation shall not be decreased during the Term of this Agreement without the prior written consent of the Executive. After a Change of Control, the Bank shall consider and declare salary increases based on the following standards:

(1)	Inflation;
(2)	Adjustments to the salaries of other senior management personnel; and

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(3)	Past performance of Executive and the contribution which Executive makes to the business and profits of the Bank.

Any and all increases in Executive's salary pursuant to this Section 4(A) shall cause the level of Base Compensation to be increased by the amount of each increase for purposes of this Agreement. The increased level of Base Compensation as provided in this Section 4(A) shall become the level of Base Compensation for the remainder of the Term until there is a further increase in Base Compensation as provided herein.

          (B) In addition to Base Compensation, Executive shall be awarded for each calendar year during the Term hereunder an annual bonus ("Annual Bonus") either pursuant to a bonus or incentive plan of the Bank or otherwise on terms no less favorable than those awarded to other senior executives of the Bank. For purposes of this Agreement, the senior executives of the Bank shall include the Executive, the President of the Bank and the Executive Vice President/Chief Financial Officer of the Bank.

5.
Other Benefits

          So long as Executive is employed by the Bank pursuant to this Agreement, the Executive shall be included as a participant in all present and future employee benefit, retirement and compensation plans of the Bank generally available to senior executives consistent with Executive's Base Compensation and position as Chief Executive Officer of the Bank, including, without limitation, the Bank's Defined Benefit Plan, 401(k) Profit Sharing Plan, Deferred Compensation Plan, and Senior Executive Retirement Plan and Executive and Executive's dependents shall be included in the Bank's hospitalization, major medical, disability and group life insurance plans. Each of the above benefits shall continue in effect on terms no less favorable than those for other senior executives of the Bank in effect from time to time during the Term hereof.

6.
Expenses

          (A) So long as Executive is employed by the Bank pursuant to this Agreement, Executive shall receive reimbursement from the Bank for all reasonable business expenses incurred in the course of Executive's employment by the Bank, upon proper submission to the Bank of written vouchers and statements for reimbursement. In addition, the Bank shall provide to Executive an automobile during the Term thereof, the initial cost of which shall not exceed $50,000.00, adjusted for inflation after 2005 at a rate not less than the increase in the Consumer Price Index, exclusive of sales tax and other incidental costs. The Bank shall reimburse Executive for all expenses incurred in connection with the operation of such automobile.

          (B) The Bank shall provide Executive a country club membership for business and personal use and shall pay all initiation fees and monthly dues related thereto; provided that if such membership is purchased by the Bank and not owned by Executive, such membership shall be and remain the property of the Bank.

7.
Vacation

          Executive shall be entitled to four (4) weeks paid vacation during each calendar year of Executive's employment hereunder.

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8.
Termination

          Subject to the respective continuing obligations of the parties, including, but not limited to, those set forth in Subsections 10(A), 10(B), 10(C) and 10(D) hereof, Executive's employment by the Bank and the Heritage-related Entities hereunder may be terminated prior to the expiration of the Term hereof only as follows:

          (A) The Bank by action of the Bank Board and upon written notice to Executive, may terminate Executive's employment with the Bank immediately for cause. For purposes of this Subsection 8(A), "cause" for termination of Executive's employment shall exist (a) if Executive is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony, (b) if Executive has engaged in gross or willful misconduct materially damaging to the business of the Bank (it being understood, however, that neither conduct pursuant to the Executive's exercise of Executive's good faith business judgment nor unintentional physical damage to any property of the Bank by Executive shall be a ground for such a determination by Bank Board), (c) if Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) and (g)(1), or (d) if Executive has failed, without reasonable cause, to follow reasonable written instructions of the Bank Board consistent with Executive's position as Chief Executive Officer of the Bank and, after written notice from the Bank Board of such failure, Executive at any time thereafter again so fails. In the event the Executive is terminated for cause by the Bank Board, Executive's employment by the Heritage-related Entities shall be deemed to likewise be simultaneously terminated for cause.

          (B) Executive, by written notice to the Bank Board, may terminate Executive's employment with the Bank and the Heritage-related Entities immediately for good reason. For purposes of this Subsection 8(B), "good reason" shall mean a good faith determination by Executive, in Executive's sole and absolute judgment, that any one or more of the following events has occurred, without Executive's express written consent:

                    (1) a change in Executive's reporting responsibilities, titles or offices with either the Bank or the Heritage-related Entities, or any removal of the Executive from, or any failure to re-elect the Executive to, any of Executive's positions with the Bank or the Heritage-related Entities that Executive previously held, which has the effect of diminishing Executive's responsibility or authority;

                    (2) a reduction by the Bank in Executive's Base Compensation, as the same may be increased from time to time, or a change in the eligibility requirements or performance criteria under any bonus, incentive, compensation, benefit or retirement plan, program or arrangement under which Executive is covered which adversely affects Executive;

                    (3) the Bank requires Executive to be based anywhere other than a job location within the boundaries of Dougherty County, Georgia;

                    (4) a change in the Executive's reporting responsibilities, titles or offices with the Heritage-related Entities, or any removal of Executive from or any failure to re-elect Executive to, any of Executive's present positions with the Heritage-related Entities; or

                    (5) without replacement by a plan providing benefits to Executive equal to or greater than those discontinued, the failure by the Bank to continue in effect, within its maximum stated term, any pension, bonus, incentive, retirement, stock ownership, purchase, option, life insurance, health, accident,

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disability, or any other employee benefit plan, program or arrangement in which Executive is participating, or the taking of any action by the Bank that would adversely affect Executive's participation or materially reduce Executive's benefits under any of such plans unless such action is part of a Bank-wide reduction in benefits which affects other senior executives in the same fashion as the Executive;

                    (6) the taking of any action by the Bank that would materially adversely affect the physical conditions in or under which Executive performs Executive's employment duties, provided that the Bank may take action with respect to such conditions, so long as such conditions are at least commensurate with the conditions in or under which an officer of Executive's status would customarily perform Executive's employment duties; or

                    (7) a material change in the fundamental business philosophy, direction, and precepts of the Bank or the Heritage-related Entities, considered as a whole.

          The Executive may make a determination that an event described in Subsection 8(B)(1) through (7) has occurred, constituting "good reason" for Executive to terminate his employment with the Bank at any time, without regard to whether a Change of Control, as defined below, has occurred or is anticipated to occur in the future.

          (C) Either Executive or Bank may, upon ninety (90) days written notice to the other, terminate Executive's employment hereunder without good reason.

          (D) Executive's employment with the Bank and the Heritage-related Entities shall terminate in the event of Executive's death or disability. For purposes of this Agreement, "disability" shall be defined as Executive's inability by reason of illness or other physical or mental incapacity to perform the duties required by Executive's employment for any consecutive one hundred eighty (180) day period.

          (E) A "Change of Control" shall mean any of the following events:

                    (1) the merger or consolidation of the Bank or the Heritage-related Entities with, or a sale of all or substantially all of the assets of the Bank or the Heritage-related Entities to, any person or entity or group of associated persons or entities;

                    (2) the direct or indirect beneficial ownership, in the aggregate, of securities of the Bank or the Heritage-related Entities representing twenty-five percent (25%) or more of the total combined voting power of the Bank's or the Heritage-related Entities' then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert, not affiliated with the Bank or the Heritage-related Entities as of the date hereof; provided, however, that this provision shall not apply to an anticipated stock sale pursuant to a thirty percent (30%) minority stock offering by the Bank and/or the Heritage-related Entities to take place during calendar year 2005;

                    (3) the shareholders of the Bank or the Heritage-related Entities approve any plan or proposal for the liquidation or dissolution of the Bank or the Heritage-related Entities; or

                    (4) a change in the composition of the Bank Board and/or the Board of Directors of the Heritage-related Entities at any time during any consecutive twenty-four (24) month period such that the "Continuity Directors" cease for any reason to constitute at least a seventy percent (70%) majority of the Bank Board and/or the Board of Directors of the Heritage-related Entities. For purposes of this Agreement, "Continuity Directors" means those members of the Bank Board and/or the Board of Directors of the Heritage-related Entities who either:

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(i)	were directors at the beginning of such consecutive twenty-four (24) month period; or
(ii)	were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the Bank Board and/or the Board of Directors of the Heritage-related Entities.

9.
Compensation Upon Termination

          In the event of termination of Executive's employment with the Bank and/or the Heritage-related Entities pursuant to Section 8 hereof, compensation shall continue to be paid by the Bank to Executive as follows:

          (A) In the event of termination pursuant to Subsection 8(A), compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 5 hereof, through and including the Date of Termination (as hereinafter defined) specified in the Notice of Termination (as hereinafter defined). Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive's participation in such plans through such date shall be paid when due under such plans and Executive shall receive, in accordance with the provisions of such plans, all benefits in which the interest of Executive is vested as of the Date of Termination.

          (B) In the event of termination by the Executive under Subsection 8(B) for good reason, prior to a Change of Control, or in the event of termination of the Executive by the Bank without good reason pursuant to Subsection 8(C), compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid and Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 5 hereof for the remainder of the Term during which any such Notice of Termination is given. In addition, any benefits payable under insurance, health, retirement and bonus plans as a result of Executive's participation in such plans shall be paid when due under such plans for the remainder of such Term and Executive shall receive, in accordance with the provisions of such plans, all benefits in which the interest of Executive is vested at the end of the Term in which any such Notice of Termination is given.

          (C) In the event of termination by the Executive without good reason pursuant to Subsection 8(C), compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 5 hereof, for a period of two years (2 years) after the date the Notice of Termination was given. In addition, any benefits payable under insurance, health, retirement and bonus plans as a result of Executive's participation in such plans shall be paid when due under such plans for said two year (2 year) period, and Executive shall receive, in accordance with the provisions of such plans, all benefits in which the interest of the Executive is vested as of the end of said two year (2 year) period after the date the Notice of Termination was given.

          (D) In the event of termination pursuant to Subsection 8(B) after a Change of Control, the Executive shall receive the compensation provided for under Subsection 9(B) hereof. In addition, if the event of termination pursuant to Subsection 8(B) occurs within twenty-four (24) months after the date of a Change of Control, then (a) Executive shall be entitled to receive from the Bank for three (3) additional 12-month periods, after the payment of all compensation due Executive under Subsection 9(B), Executive's Base Compensation at the rates in effect at the time of termination, plus an Annual Bonus in an amount equal to at least forty percent (40%) of such Base Compensation, as of the date of the Notice

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of Termination, payable in accordance with the Bank's standard payment practices then existing; (b) for three (3) additional 12-month periods, the Bank shall maintain in full force and effect for the continued benefit of Executive each employee welfare benefit plan (as such term is defined in the Employment Retirement Income Security Act of 1974, as amended) in which Executive was entitled to participate immediately prior to the date of Executive's termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer of Executive, provided that if the terms of any such employee welfare benefit plan or applicable laws do not permit continued participation by Executive, the Bank will arrange to provide to Executive a benefit substantially similar to, and no less favorable than, the benefit Executive was entitled to receive under such plan at the end of the period of coverage; (c) the Bank shall also contribute the maximum contributions allowable under the Bank's Defined Benefit Plan, 401(k) Profit Sharing Plan, Deferred Compensation Plan, Senior Executive Retirement Plan, or any successor plans thereto, for the benefit of Executive and Executive shall receive, in accordance with the terms of such plans, all benefits in which the interest of Executive is vested at the end of said three (3) additional twelve (12) month periods; (d) Executive and Executive's dependents shall continue to be included, at the same level of coverage as the Bank's then-existing senior executives, in the Bank's hospitalization, major medical, disability and group life insurance plans; and (e) Executive shall also be entitled to receive payment from the Bank for reasonable relocation expenses if Executive relocates within five hundred (500) miles of Albany, Georgia, if such relocation occurs within one hundred eighty (180) days after the Date of Termination specified in the Notice of Termination. If the determination by the Executive that "good reason" exists for termination of Executive's employment occurs prior to a Change of Control, but Executive reasonably demonstrates that the termination for "good reason" was the result of an action taken by the Bank at the request of a third party who had indicated an intention or taken steps reasonably calculated to affect a Change of Control or otherwise the circumstances giving rise to Executive's determination that "good reason" existed arose in connection with or in anticipation of a Change of Control, "good reason" shall exist for the purposes of Subsection 8(B), notwithstanding that such event occurred prior to a Change of Control.

          (E) In the event of termination pursuant to Subsection 8(D), compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 5 hereof, (i) in the event of Executive's death, through the date of death, or (ii) in the event of Executive's disability, through the Date of Termination specified in the Notice of Termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive's participation in such plans through such date shall be paid when due under those plans and Executive or Executive's successors shall receive, in accordance with the provisions of such plans, all benefits in which the interest of the Executive is vested as of the date of the Executive's death or the Date of Termination in the event of the Executive's disability.

          (F) The Bank and/or the Heritage-related Entities will permit Executive or Executive's personal representative(s) or heirs, during a period of ninety (90) days following the Date of Termination (as set forth in the Notice of Termination) of Executive's employment by the Bank for the reasons set forth in Subsection 8(B), to purchase all of the stock of the Bank and/or the Heritage-related Entities that would be issuable under the outstanding stock options, if any, previously granted by the Bank and/or the Heritage-related Entities to Executive under any stock option plan then or previously in effect, whether or not such options are then exercisable, at a cash price equal to the purchase price as set forth in such outstanding stock options. Authorized representatives of the Heritage-related Entities have executed this Agreement to document their agreement to these provisions regarding stock options. This provision is intended to be in addition to and not in limitation of any rights to which Executive is entitled under any other agreements with the Bank and/or either of the Heritage-related Entities.

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10.
Restrictive Covenants

          (A) Executive acknowledges that (i) the Bank has separately bargained and paid additional consideration for the restrictive covenants herein, a significant portion of the compensation due Executive upon termination under Section 9 being allocable to these restrictive covenants; and (ii) the Bank will provide certain benefits to Executive hereunder in reliance on such covenants in view of the unique and essential nature of the services Executive will perform on behalf of the Bank and the irreparable injury that would befall the Bank and the Heritage-related Entities should Executive breach such covenants.

          (B) Executive further acknowledges that Executive's services are of a special, unique and extraordinary character and that Executive's position with the Bank will place Executive in a position of confidence and trust with employees of the Bank and its subsidiaries and affiliates and with other constituencies of the Bank and will allow Executive access to confidential information concerning the Bank and its subsidiaries and affiliates.

          (C) Executive further acknowledges that the type and periods of restrictions imposed by the covenants in this Section 10 are fair and reasonable and that such restrictions will not prevent Executive from earning a livelihood.

          (D) Having acknowledged the foregoing, Executive covenants and agrees with the Bank as follows:

                    (1) While Executive is employed by the Bank and after termination of such employment for reasons other than those set forth in Subsection 8(B) of this Agreement, Executive shall not, for a period of two (2) years beginning on the later of the Date of Termination or the date of the cessation of any Base Compensation payments due to Executive under Section 9, divulge or furnish any trade secrets (as defined in § 10-1-761 of the Official Code of Georgia Annotated) of the Bank or the Heritage-related Entities or any confidential information acquired by Executive while employed by the Bank concerning the policies, plans, procedures or customers of the Bank and/or the Heritage-related Entities to any person, firm or corporation, other than the Bank and the Heritage-related Entities or upon their written request, or use any such trade secret or confidential information (which shall at all times remain the property of the Bank or the Heritage-related Entities) directly or indirectly for Executive's own benefit or for the benefit of any person, firm or corporation other than the Bank or the Heritage-related Entities.

                    (2) For a period of two (2) years after termination of Executive's employment by the Bank for any of the reasons set forth in Subsection 8(A) of this Agreement, Executive shall not directly or indirectly provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of the Bank or the Heritage-related Entities or any of their subsidiaries at the time of such provision of services or solicitation which Executive served either alone or with others while employed by the Bank or the Heritage-related Entities in any city, town, borough, township, village or other place in which Executive performed services for the Bank or the Heritage-related Entities while employed by the Bank, or assist any actual or potential competitor of the Bank or the Heritage-related Entities or any of their subsidiaries to provide banking or bank-related services to or solicit any such customer's banking or bank-related business in any such place.

                    (3) While Executive is employed by the Bank and for a period of two (2) years after termination of Executive's employment by the Bank for any of the reasons set forth in Subsection 8(A) of this Agreement, Executive shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or

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bank-related business or venture which competes with the business of the Bank or the Heritage-related Entities as conducted during Executive's employment by the Bank within a radius of fifty (50) miles of the main office of the Bank.

                    (4) If Executive's employment by the Bank is terminated for reasons other than those set forth in Subsection 8(A) or Subsection 8(B) of this Agreement, and Executive subsequently (i) provides banking or bank-related services to, or solicits the banking or bank-related business of, any customer of the Bank or the Heritage-related Entities or any of their subsidiaries at the time of such provision of services or solicitation which Executive served either alone or with others while employed by the Bank in any city, town, borough, township, village or other place in which Executive performed services for the Bank while employed by it, or assists any actual or potential competitor of the Bank or the Heritage-related Entities or any of their subsidiaries to provide banking or bank-related services to or solicit any such customer's banking or bank-related business in any such place, or (ii) engages, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, with any banking or bank-related business or venture which competes with the business of the Bank or the Heritage-related Entities as conducted during Executive's employment by the Bank within a radius of fifty (50) miles of the main office of the Bank, then the Bank may immediately terminate and shall not be required to continue on behalf of the Executive or Executive's dependents and beneficiaries any compensation provided for herein (including Base Compensation and any Annual Bonus) and any employee benefit, retirement and compensation plans and other perquisites provided in Section 5 hereof (other than those benefits that the Bank may be required to maintain for Executive under applicable federal or state law).

                    (5) If Executive's employment by the Bank is terminated for any of the reasons set forth in Subsection 8(B) of this Agreement, Executive may thereafter (i) provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of the Bank or the Heritage-related Entities or any of their subsidiaries at the time of such provision of services or solicitation which Executive served either alone or with others while employed by the Bank in any location within a radius of fifty (50) miles of the main office of the Bank, or assist any actual or potential competitor of the Bank or the Heritage-related Entities or any of their subsidiaries to provide banking or bank-related services to or solicit any such customer's banking or bank-related business in any such place, or (ii) engage, directly or indirectly, as principal, agent or agency, with any banking or bank-related business or venture which competes with the business of the Bank or the Heritage-related Entities as conducted during Executive's employment by the Bank within a radius of fifty (50) miles of the main office of the Bank; provided, however, that, if Executive engages in any such activities after a termination under Subsection 8(B) hereof, then the Bank may immediately terminate and shall not be required to continue on behalf of the Executive or Executive's dependents and beneficiaries any compensation provided for herein (including Base Compensation and any Annual Bonus) and any employee benefit, retirement and compensation plans and other perquisites provided in Section 5 hereof (other than those benefits that the Bank may be required to maintain for Executive under applicable federal or state law).

                    (6) If Executive's employment by the Bank is terminated for reasons other than those set forth in Subsection 8(B) of this Agreement, Executive will turn over immediately thereafter to the Bank and/or the Heritage-related Entities all business correspondence, letters, papers, reports, customers' lists, financial statements, credit reports or other confidential information or documents of the Bank and/or the Heritage-related Entities or their affiliates in the possession or control of Executive, all of which writings are and will continue to be the sole and exclusive property of the Bank and/or the Heritage-related Entities or their affiliates, as the case may be.

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          (7) If Executive's employment by the Bank is terminated for reasons set forth in Subsection 8(B) of this Agreement, Executive shall have no obligations to the Bank and/or the Heritage-related Entities with respect to trade secrets, confidential information or non-competition under this Section 10.

Executive acknowledges that irreparable loss and injury would result to the Bank and/or the Heritage-related Entities upon the breach of any of the covenants contained in this Section 10 and that damages arising out of such breach would be difficult to ascertain. Executive hereby agrees that, in addition to all other remedies provided at law or at equity, the Bank and/or the Heritage-related Entities may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting bond or other security, both temporary and permanent injunctive relief to prevent a breach by Executive of any covenant contained in this Section 10, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 10 should ever be deemed to exceed the time, geographic or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum extent permitted thereby.

11.
Notice of Termination and Date of Termination

          Any termination of Executive's employment with the Bank as contemplated by Section 8 hereof, except in the circumstances of Executive's death, shall be communicated by written "Notice of Termination" by the terminating party to the other party hereto. Any "Notice of Termination" pursuant to Subsections 8(A), 8(B) or 8(D) shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. For purposes of this Agreement, "Date of Termination" shall mean: (i) if Executive's employment is terminated because of disability, thirty (30) days after Notice of Termination is given (unless Executive shall have returned to the performance of Executive's duties on a full-time basis during such thirty (30) day period); or (ii) if Executive's employment is terminated for cause, retirement, good reason or pursuant to Subsection 8(C) hereof, the date specified in the Notice of Termination; provided, however, that if within thirty (30) days after any such Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved in good faith, either by mutual agreement of the parties or by a final ruling rendered as a result of arbitration proceedings in accordance with the terms of this Agreement.

12.
Excess Parachute Payments

          (A) Notwithstanding anything contained herein to the contrary, if any portion of the payments and benefits hereunder and benefits provided to, or for the benefit of, Executive under any other plan or agreement of the Bank or the Heritage-related Entities (such payments or benefits are collectively referred to as the "Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Payments to be made to Executive shall be increased by an amount sufficient to pay, in its totality, any Excise Tax assessed with respect to the Payments, it being the intention of the Bank and the Executive that the Payments be "grossed-up" such that the amount of the Payments to be retained by the Executive shall not be reduced, to any extent whatsoever, on account of the assessment of the Excise Tax, and that Executive receive from the Bank sufficient funds with which to pay the Excise Tax in full. In addition, the payments due to the Executive shall not be reduced by any amount whatsoever should there be a determination made that all, or any portion of the Payments made by the Bank to the Executive are not deductible to the Bank pursuant to Section 280G of the Code.

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          (B) The accounting firm for the Bank for audit purposes (the "Accounting Firm") shall make a determination as to the amount, if any, by which the Payments shall be increased on account of the assessment of the Excise Tax under Section 4999 of the Code. The Accounting Firm shall provide its determination (the "Determination") together with detailed supporting calculations and documentation to the Bank and the Executive within thirty (30) days of the Termination Date and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to the Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payments. Within ten (10) days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the "Dispute"), by resort, if necessary, to the arbitration provisions provided for in this Agreement. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Bank and Executive for purposes of the amount of the increase in the Payments to Executive on account of the applicability of the Excise Tax.

          (C) As a result of the uncertainty in the application of Section 4999, it is possible that the Payments to be made to, or provided for the benefit of, Executive will not be fully sufficient, as required by Section 12(A) hereof, to pay any Excise Tax assessed with respect to the Payments (hereinafter referred to as an "Underpayment"). In the event that it is determined (i) by the Accounting Firm or the IRS (ii) pursuant to a determination by a court, or (iii) upon the resolution of the Dispute in the Executive's favor, that an Underpayment has occurred, the Bank shall pay an amount equal to the Underpayment to Executive within ten (10) days of such determination or resolution, together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to Executive until the date of payment.

          (D) Notwithstanding anything contained herein to the contrary, all the Payments to be made to or received by Executive shall be made or received without regard to whether all or any portion of said Payments to the Executive shall be deductible to the Bank under Section 280G, Section 162(m) or any other provision of the Code, and said Payments shall not be reduced in any amount whatsoever on account of any such non-deductibility.

13.
Payments After Death

          Should Executive die after termination of Executive's employment with the Bank and/or the Heritage-related Entities while any amounts are payable to Executive hereunder, this Agreement shall inure to the benefit of and be enforceable by Executive's executors;, administrators, heirs, distributes, devisees and legatees, and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

14.
Full Settlement and Legal Expenses

          The respective obligations of the parties hereto to make payments or otherwise to perform hereunder shall not be affected by any rights of setoff, counterclaim, recoupment, defense or other claim, right or action which one party hereto may have against the other party hereto. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts which may be payable to Executive by the Bank and/or the Heritage-related Entities hereunder. If any legal action, proceeding in arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover

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reasonable attorneys' fees, court costs and all expenses incurred in that action or proceeding, even if not taxable as court costs, plus in each case interest at the Applicable Federal Rate, in addition to any other relief to which such party or parties may be entitled.

15.
Notices

          For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	O. Leonard Dorminey, Jr. 2007 Hanover Street Albany, Georgia 31706
If to the Bank:	HeritageBank of the South Post Office Box 50728 Albany, Georgia 31701-0728

Or to such address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.
Governing Law

          The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Georgia without giving effect to the conflicts of laws and principles thereof.

17.
Successors

          The Bank and the Heritage-related Entities shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank and/or the Heritage-related Entities, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and same extent that the Bank and the Heritage-related Entities would be required to perform it if no such succession had taken place. Failure of the Bank and/or the Heritage-related Entities to obtain such agreement prior to the effectiveness of any such succession shall be a material intentional breach of this Agreement and shall entitle Executive to terminate Executive's employment with the Bank for good reason pursuant to Subsection 8(B) hereof. As used in this Agreement, "Bank and/or the Heritage-related Entities" shall mean the Bank and/or the Heritage-related Entities as hereinbefore defined and any successor to their business or assets as aforesaid.

18.
Modification

          No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Bank. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral

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or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement.

19.
Arbitration

          Any and all disputes which may arise pursuant to the terms of this Agreement shall be submitted for mediation and/or arbitration in accordance with rules regarding the mediation and/or arbitration of such disputes as may now or hereafter be established by the Bank, or in the event that the Bank shall now or hereafter determine not to establish such rules, in accordance with the rules for the arbitration of commercial disputes as set forth in publications of the American Arbitration Association (AAAA@) (although such mediation or arbitration need not be handled through the AAA). Any such arbitration shall be carried out pursuant to the Georgia Arbitration Code. The requirement that disputes be arbitrated shall not prohibit a party hereto from seeking injunctive or other relief from a court of competent jurisdiction in order to prevent immediate irreparable harm and preserve the status quo pending resolution of the underlying dispute, provided that any underlying dispute shall be submitted for arbitration promptly after entry of any applicable injunctive relief. In no event shall either party hereto be awarded punitive or exemplary damages in connection with any claim arising pursuant to this Agreement.

20.
Severability

          The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

21.
Counterparts

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

22.
Assignment

          This Agreement is personal in nature and neither party hereto shall, without consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided in Section 17 above. Without limiting the foregoing, Executive's right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by Executive's will or by the laws of descent or distribution as set forth in Section 13 hereof, and in the event of any attempted assignment or transfer contrary to this Section 22, the Bank shall have no liability to pay any amounts so attempted to be assigned or transferred.

23.
Entire Agreement

          This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

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          IN WITNESS WHEREOF, Executive has executed, sealed and delivered this Agreement, and the Bank and the Heritage-related Entities have caused this Agreement to be executed, sealed and delivered, all as of the day and year first above set forth.

HERITAGEBANK OF THE SOUTH
	By:	/s/ Antone D. Lehr
[CORPORATE SEAL]	Name:	Antone D. Lehr
	Title:	Chairman of the Board
Signed, sealed and delivered, as of the 16th day of March, 2005, in the presence of: /s/ Susan I. McCrary UNOFFICIAL WITNESS Betty M. Bramblett NOTARY PUBLIC My Commission Expires: Feb. 7, 2006
/s/ O. Leonard Dorminey, Jr. O. LEONARD DORMINEY, JR.	(SEAL)
Signed, sealed and delivered, as of the 16th day of March, 2005, in the presence of: /s/ Susan I. McCrary UNOFFICIAL WITNESS Betty M. Bramblett NOTARY PUBLIC My Commission Expires: Feb. 7, 2006

[SIGNATURES CONTINUED ON NEXT PAGE]

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For the limited purpose of consent to the provisions of Section 9(F) and any related provisions hereof:
HERITAGE MUTUAL HOLDING COMPANY
	By:	/s/ Antone D. Lehr
[CORPORATE SEAL]	Name:	Antone D. Lehr
	Title:	Chairman of the Board
Signed, sealed and delivered, as of the 16th day of March, 2005, in the presence of: Susan I. McCrary UNOFFICIAL WITNESS Betty M. Bramblett NOTARY PUBLIC My Commission Expires: Feb. 7, 2006
HERITAGE FINANCIAL GROUP, INC.
	By:	/s/ Antone D. Lehr
[CORPORATE SEAL]	Name:	Antone D. Lehr
	Title:	Chairman of the Board
Signed, sealed and delivered, as of the 16th day of March, 2005, in the presence of: Susan I. McCrary UNOFFICIAL WITNESS Betty M. Bramblett NOTARY PUBLIC My Commission Expires: Feb. 7, 2006